EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Computer Network Technology Corporation:

We consent to incorporation by reference in the Registration Statements (No. 33-6862, 33-28367, 33-42750, 33-41596, 33-48944, 33-48954, 33-68356, 33-68372, 33-83262, 333-88209, 333-86315, 333-80791, 333-80793, 33-83264, 333-59951, 333-31851, 333-31853, 333-59949, 333-59947, 33-83266, 333-44482, 333-38902, 333-76730, 333-76732, 333-76734, 333-98053, 333-98055, 333-114453 and 333-98057, 333-105230, 333-105240, 333-105241 and 333-117917) of Computer Network Technology Corporation on Forms S-8 and S-3 of our reports dated April 11, 2005, relating to the consolidated balance sheets of Computer Network Technology Corporation and subsidiaries as of January 31, 2005 and 2004 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2005 and the related financial statement schedule, which reports appear in the January 31, 2005 annual report on Form 10-K of Computer Network Technology Corporation.

Our report dated April 11, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 31, 2005 expresses our opinion that Computer Network Technology Corporation did not maintain effective internal control over financial reporting as of January 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that certain controls related to finished goods inventory were not effective.

/s/ KPMG LLP

Minneapolis, Minnesota
April 11, 2005